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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



As Independent Public Accountants, we consent to the use of our report dated July 2, 1997 to all references to our firm included in or made a part of the Form 10-KSB of American Diversified Group, Inc. (Formerly Tera West Ventures, Inc.)



GRANT-SCHWARTZ ASSOCIATES, CPA's
Boca Raton, Florida
July 2, 1997